Exhibit 3.125

MINNESOTA SECRETARY OF STATE

STATE OF MINNESOTA

DEPARTMENT OF STATE

FILED: March 16, 2006

Mary Kiffmeyer

Secretary of State

ARTICLES OF ORGANIZATION FOR

A LIMITED LIABILITY COMPANY

MINNESOTA STATUTES CHAPTER 322B

1. Name of Company: Burlington Coat Factory of Minnesota, LLC

2. Registered Office Address:

380 Jackson Street, Suite 418, St. Paul, MN 55101

3. Name of Registered Agent: Corporation Service Company

4. Business Mailing Address:

1830 Route 130 North, Burlington, New Jersey 08016

5. Desired Duration of LLC: perpetual

6. Does this LLC own, lease or have any interest in agricultural land or land capable of being farmed? No

7. Name and Address of Organizer:

Cindy Rashed Reilly c/o Kirkland and Ellis, LLP, 153 East 53rd Street, New York, NY 10022

/s/ Cindy Rashed Reilly

8. Name and Telephone Number of Contact Person for this LLC:

Name: Cindy Rashed Reilly

Phone (212) 446-4838